CERTIFICATE OF SECRETARY

     I, Deborah R. Gatzek, Secretary of Franklin Premier Return Fund, a corporation organized under the laws of the State of California, do hereby certify that the following resolutions were adopted by a majority of the directors present at a meeting held at the offices of the Fund at 777 Mariners Island Boulevard, San Mateo, California, on January 18, 1994:

     WHEREAS, the Directors have determined that it is necessary to amend Section 5 of Article II in order to remove the requirement of using first class mail for notice of any meeting of shareholders to the extent permitted under applicable California corporate law; it is

     RESOLVED, that in accordance with Article IX, Section 2, of the Fund's By-Laws, Section 5 of Article II is hereby amended to read as follows:

          SECTION 5. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of shareholders shall be given either personally or by first-class mail, or, if the corporation has outstanding shares held of record by five hundred (500) or more persons (determined as provided in Section 605 of the California Corporations
          Code) on the record date for such meeting, notice may be sent by third-class mail, or by telegraphic or other written communication, charges prepaid addressed to the shareholder at the address of that shareholder appearing on the books of the corporation or given by the shareholder to the corporation for the purpose of notice. If no such address appears on the corporation's books or is given, notice shall be deemed to have been given if sent to that shareholder by first-class mail or by third-class mail by telegraphic or other given written communication (as provided herein) to the corporation's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

          If any notice addressed to a shareholder at the address of that shareholder appearing on the books of the corporation is returned to the corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the shareholder on written demand of the shareholder at the principal executive office of the corporation for a period of one year from the date of the giving of the notice.

          An affidavit of the mailing or other means of giving any notice of any shareholder's meeting shall be executed by the secretary, assistant secretary or any transfer agent of the corporation giving the notice and shall be filed and maintained in the minute book of the corporation.

     and it is

     FURTHER RESOLVED, that the officers of the Fund be, and they hereby are, authorized and directed to execute and deliver any and all documents and take any and all other actions that they may deem necessary or advisable in order to effectuate the foregoing resolution.

IN WITNESS WHEREOF, I have subscribed my name this 27th day of October, 1994.


                                    /s/ Deborah R. Gatzek
                                        Deborah R. Gatzek
                                        Secretary